CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Global Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Global Trust Acquires Wickes Warehouse in United Kingdom

New York, New York, May 7, 2013 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that on May 3, 2013 it acquired a Wickes Building Supplies retail warehouse in the U.K. The property was purchased for a base purchase price of $6.1 million, representing a capitalization rate of 8.5% (calculated by dividing annualized rental income on a straight-line basis by base purchase price). The triple-net lease to which the property is subject had a remaining primary term of 11.4 years at acquisition; it is further subject to upward only rent adjustments marked to market every five years. The acquisition was funded with proceeds from ARC Global’s initial public offering and a loan from Santander.

The retail warehouse is leased to Wickes Building Supplies Limited., a home improvement store, which has an implied investment grade credit rating as determined by a major credit rating agency. Wickes Building Supplies Limited operates a chain of 224 do-it-yourself stores in the U.K. and is a subsidiary of Travis Perkins plc (LSE: TPK), the largest supplier of building materials in the U.K. Travis Perkins plc has 24,000 employees and a market capitalization of £3.53 billion.

“We are pleased to announce the acquisition of a Wickes Building Supplies retail warehouse at a cap rate of 8.5%. This asset purchase further exemplifies our ability to identify quality properties leased to strong credit tenants on a long term basis, generating superior risk-adjusted yields. With our partner, Moor Park, we have assembled a robust pipeline of European and U.S. opportunities that fit our company’s investment strategy,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global.

ARC Global currently owns two properties purchased for $8.6 million. The two properties, which are located in the U.K., are 100% leased and comprise 38,773 rentable square feet.

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”) is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products. Collectively, ARC's senior team of seasoned professionals has acquired and managed over $8 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties.
http://www.americanrealtycap.com

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the FSA. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately £2.7 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan and Jagdeep Kapoor, and together have 60 years plus experience structuring and executing in excess of £20 billion of real estate transactions over their careers internationally.

http://www.moorparkcapital.com

Important Notice

ARC Global is a publicly registered, non-traded real estate investment program that intends to qualify as a real estate investment trust for the taxable year ending December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.